Exhibit 23(d)(9)

WAIVER/REIMBURSEMENT AGREEMENT

This WAIVER/REIMBURSEMENT AGREEMENT, dated as of ________, 2008, is between SELIGMAN PORTFOLIOS, INC., a Maryland corporation (the “Fund”), on behalf of Seligman Large-Cap Value Portfolio (the “Portfolio”), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Portfolio’s “other expenses” to the extent set forth in the Portfolio’s prospectus included in the Fund’s Registration Statement filed on or about October 1, 2008 with the Securities and Exchange Commission.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN PORTFOLIOS, INC.

BY: _______________________________ Brian T. Zino TITLE: President DATE: __________, 2008	BY: ______________________________ Lawrence P. Vogel TITLE: Vice President & Treasurer DATE: __________, 2008